Exhibit 10.12.4

Amendment # 4

First Community Bankshares, Inc.

Supplemental Directors Retirement Plan

As Amended and Restated

This Amendment is to be effective January 1, 2022, and hereby amends the First Community Bankshares, Inc. Supplemental Directors Retirement Plan as amended and restated January 1, 2005. It is intended that this Amendment comply with Internal Revenue Code 409A as it does not affect the timing or method of payment of any benefits under this Plan.

WITNESSETH

WHEREAS, the Board of Directors (the “Board”) of First Community Bankshares, Inc. (the “Employer”) previously approved and adopted the Plan; and

WHEREAS, the Compensation Committee of the Corporation is permitted to elect, pursuant to Section 14.4 of the Plan, to cease benefit accruals under the Plan at a specified date, provided that no Participant’s Accrued Benefit or an optional Form of Payment on such Accrued Benefit is reduced;

WHEREAS, the Compensation Committee of the Corporation, has its powers as delegated by the full Board, the Board of the Corporation may exercise any powers of the Compensation Committee, including but not limited to election to cease benefit accruals at a specified date provided that no Participant’s Accrued Benefit or an optional Form of Payment on such Accrued Benefit is reduced;

WHEREAS, effective January 1, 2022, the Board of Directors of the Corporation has resolved to (1) “freeze” the Plan to new Participants with the effect of having no new Participants, and (2) amend the definition of Final Average Compensation in the Plan, but not the definition of Years of Service in the Plan, in order to cease benefit accruals, but to allow current Participants to continue to accrue Years of Service for vesting purposes;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	Sections 1.16 and 1.25 are amended to add the following concluding provisions:

Provided, however, that no Directors shall be considered Eligible Directors or become Participants after December 31, 2021.

2.	Section 3.2, Subsection (b) shall be amended in its entirety to read as follows:

Final Average Compensation – A “Participant’s “Final Average Compensation” is an average of the Director’s annual Compensation for the highest consecutive three (3) calendar years out of the last ten (10) years that he has served as a member of the Board of Directors of the Company; provided, however, that no calendar year after December 31, 2021 shall be used in determining Final Average Compensation. Accordingly, for Participants serving after December 31, 2021, “Final Average Compensation” shall be defined as an average of the Director’s annual Compensation for the highest consecutive three (3) calendar years between 2011 and 2021.

3.	Except as indicated herein, all other terms of the Plan remain intact.

4.	The Employer reserves the right to further amend the Plan.

IN WITNESS WHEREOF, this Amendment is adopted on this the 14th day of December, 2021.

First Community Bankshares, Inc.

By:    /s/ William P. Stafford, II

      ____________________________

William P. Stafford, II

Its: Chairman and Chief Executive Officer